Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (the “Agreement”) is entered into and effective on this 6th day of May 2022 (the “Effective Date”) by and between iAnthus Capital Management, LLC (“ICM”) and iAnthus Capital Holdings, Inc. (“ICH” and together with ICM, the “Company”) and Randy Maslow (the “Consultant”). Company and Consultant may be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Consultant was employed by the Company since 2014 as President and Director on the Board of Directors and served as Interim Chief Executive Officer since April 2020;

WHEREAS, Consultant resigned his employment from the Company on May 6, 2022 and the Company desires to engage Consultant to provide certain transitional consulting services, as needed;

WHEREAS, Consultant has agreed to perform consulting work for the Company in providing support for certain transitional services defined by the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agrees as follows:

1. Status of Consultant. This Agreement does not constitute a hiring by either Party. The Parties agree and acknowledge that Consultant shall have an independent contractor status and shall not be deemed an employee of Company for any purpose. This Agreement shall not be considered or construed to be a partnership or joint venture, and Company shall not be liable for any obligations incurred by Consultant unless otherwise agreed upon by Company in writing.

2. Services. Consultant shall perform the services and provide the deliverables set forth on Exhibit A, which is attached hereto and incorporated herein by reference (collectively, the “Services”). During the Term (as defined herein), Executive shall report directly to the Company’s Board of Directors and shall provide the Services only as requested by the Company’s Board of Directors consistent with this Agreement. At all times while performing the Services, Consultant shall act reasonably and in good faith. The Company may reasonably request the Consulting Services by phone, email or otherwise.

3. Compensation. In consideration for Consultant’s satisfactory performance of the Services, Company agrees to pay Consultant the compensation set forth on Exhibit A (the “Compensation”).

4. Term and Termination. The term of this Agreement shall be for six (6) months (the “Term”); provided, however, the Company may unilaterally extend the Term for up to an additional six (6) months.

5. Tools and Instruments. Consultant will be responsible for supplying all tools, equipment, and supplies required to perform the Services under this Agreement, including, without limitation, any computer equipment needed to perform the Services.

6. Nondisclosure.

(a) Consultant agrees and acknowledges that Company’s Confidential Information (as defined below) is valuable, special, and unique to Company’s business, and that access to and knowledge of the Confidential Information are essential to the performance of Consultant’s duties to Company. At all times during Consultant’s engagement and thereafter, Consultant shall hold in strictest confidence and shall not disclose, use, or publish any Confidential Information, except as such disclosure, use, or publication is required in connection with Consultant’s work for Company, or unless otherwise agreed upon by Company in writing. Consultant shall obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Consultant’s work at Company and/or incorporates or in any way references any Confidential Information. Consultant hereby irrevocably, assigns, conveys and transfers to Company any rights Consultant may have or acquire in such Confidential Information and agrees that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

(b) For the purposes of this Agreement, the term “Confidential Information” shall mean any and all confidential, and/or proprietary knowledge, data, information or materials relating to the business and activities of Company, its clients, customers, suppliers, partners, and any other entities with whom Company does business including, without limitation (i) information relating to the Inventions or Works Made for Hire (as defined below); (ii) any information regarding plans for research, development, new products, marketing and selling, business plans, business methods, budgets and financial statements, licenses, prices and costs, suppliers, and customers; (iii) information about software programs and subroutines, source and object code, databases, database criteria, user profiles, scripts, algorithms, processes, designs, methodologies, technology, know-how, data, ideas, techniques, inventions, processes, improvements (whether patentable or not), modules, features and modes of operation, internal documentation, works of authorship, and technical plans; (iv) any information regarding the strengths and weaknesses, skills and compensation of employees or other Consultants of Company; (v) any information about Company’s security, including, without limitation, access codes, passwords, security protocols, system architecture, and or Consultant or user identification; and (vi) any information about Company’s financing or assets or financial condition, or capital sources or partners, including strategic partners, or companies which Company is financing, helping to finance or considering financing, or any company or individuals on which Company is conducting due diligence in any manner whatsoever and for any reason whatsoever. The parties agree and acknowledge that Confidential Information shall not include any knowledge, data, information, or materials which: (1) is in or comes into the public domain other than as a result of a breach of this Agreement; (2) is obtained in good faith by Consultant from a third party which is not in breach of any agreement with Company; or (3) is developed by Consultant independent of Consultant’s engagement by Company as evidenced by the records of Consultant.

(c) Consultant acknowledges that Company has received and in the future shall receive from third parties certain confidential or proprietary knowledge, data, information, or materials (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s engagement and thereafter, Consultant shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than Company personnel who need to know such information in connection with Consultant’s work for Company) or use, except in connection with Consultant’s work for Company, Third Party Information, unless otherwise agreed upon by Company in writing.

(d) During Consultant’s engagement by Company and thereafter, Consultant shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Consultant has an obligation of confidentiality, and Consultant shall not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom Consultant has an obligation of confidentiality unless consented to in writing by such former employer or person.

(e) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall, or shall be construed to, prohibit Consultant from (i) making any disclosure of information required, or protected by law or subpoena or protected by law or regulation, (ii) giving truthful testimony or providing truthful information in response to a lawful notice or subpoena from a court or governmental agency, or (iii) filing a charge with or participating in any investigation or proceeding conducted by, providing information to or otherwise assisting the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration or other government agency charged with the enforcement of any law.

7. E-mail Systems. Consultant agrees that any e-mail address provided to Consultant or used by Consultant under a domain name of Company is and will remain the property of Company. Consultant agrees to use Company e-mail reasonably and acknowledges that Consultant has no expectations of privacy in any e-mails received by or sent from Consultant’s Company e-mail address. Company agrees to allow Consultant to continue using the e-mail address                     for a period of thirty (30) days from commencement of the Term, unless otherwise extended in the discretion of the Company, to provide adequate time to Consultant to transition to a new email address established by the Consultant.

8. No Conflicting Obligations. Consultant represents and warrants that (a) Consultant’s compliance with the terms of this Agreement and Consultant’s performance as a Consultant of Company does not and shall not breach any agreement, including any agreement to keep in confidence information acquired by Consultant in confidence or in trust prior to Consultant’s engagement by Company; and (b) Consultant has not entered into, and Consultant agrees not to enter into, any agreement either written or oral in conflict herewith.

9. Return of Company Documents. When Consultant’s engagement terminates, Consultant shall deliver promptly to Company (and shall not keep in Consultant’s possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to Company, its successors, or assigns. Consultant further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time with or without notice.

10. Legal and Equitable Remedies. Because Consultant’s Services are personal and unique, because Consultant may have access to and become acquainted with the Confidential Information of Company, and Company may not have an adequate remedy at law in the event of a breach of this Agreement, Company and any of its successors or assigns shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

11. Indemnification. The Company shall defend, indemnify, and hold harmless Consultant from any and all demands, claims, causes of action, losses, liabilities, obligations, fines, penalties, damages, costs, and expenses arising out of the Consultant’s Services on the same terms as if Consultant were providing such Services as a director or officer of Holdings and the Company and covered by the D&O indemnification provisions in the Company’s and its affiliates’ organizational documents and insurance policies, mutatis mutandis. The Consultant shall defend, indemnify, and hold harmless Consultant from any and all demands, claims, causes of action, losses, liabilities, obligations, fines, penalties, damages, costs, and expenses arising out of the Consultant’s fraud or criminal activity and with respect to any tax withholdings, FICA or similar employer tax payments attributable to Consultant’s compensation hereunder (but not penalties, interest or other damages) upon a determination by a taxing authority that Executive was misclassified under this Agreement.

12. General Provisions.

(a) Consultant agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of engagement by Company, nor shall it interfere in any way with Consultant’s right or Company’s right to terminate Consultant’s engagement at any time, with or without cause.

(b) The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the State of New York, United States of America, without giving effect to its conflicts of laws provisions, and without regard to its place of execution or its place of performance. The Parties irrevocably consent and agree to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and to service of process for it and on its behalf by certified mail, for resolution of all matters involving this Agreement or the transactions contemplated hereby.

(c) This Agreement sets forth the final, complete, and exclusive agreement and understanding between Company and Consultant relating to Consultant’s relationship as a consultant to Company and the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

(d) If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions shall continue in full force and effect.

(e) This Agreement may be assigned by Company to any successor in interest, affiliate, or any other assignee designated by Company in its sole discretion provided that Company shall remain liable for the compensation payable hereunder. Consultant’s responsibilities may not be assigned without Company’s prior written consent.

(f) This Agreement shall be binding upon Consultant’s heirs, executors, administrators, and other legal representatives and shall be for the benefit of Company, its successors, and assigns.

(g) The provisions of this Agreement shall survive the termination of Consultant’s engagement and the assignment of this Agreement by Company to any successor in interest or other assignee in accordance with its terms.

(h) No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or subsequent breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right. Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

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CONSULTANT UNDERSTANDS THAT THIS AGREEMENT RESTRICTS CONSULTANT’S RIGHTS TO DISCLOSE OR USE COMPANY’S CONFIDENTIAL INFORMATION DURING AND SUBSEQUENT TO CONSULTANT’S ENGAGEMENT.

CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND FULLY UNDERSTANDS ITS TERMS.

IN WITNESS WHEREOF, the Parties have executed as of the Effective Date.

CONSULTANT	iAnthus Capital Management, LLC

Name: Randy Maslow	Name:
Title:

iAnthus Capital Holdings, Inc.

Name:
Title:

Address of Notice for Consultant	Address of Notice for Company

420 Lexington Avenue Suite 420
E-mail:	New York, NY 10170
Tel. No:	Attn: Andrew Ryan
Email:

EXHIBIT A

1. Services. Consultant shall perform the following Services:

(a)

Assistance with the oversight and management of overall strategy, trial preparation and outside counsel in the matters of CRAIG ROBERTS and BEVERLY ROBERTS v. GROWHEALTHY HOLDINGS, LLC and iANTHUS CAPITAL HOLDINGS, INC.; GARY W. ROBERTS IRREVOCABLE TRUST AGREEMENT I; GARY W. ROBERTS IRREVOCABLE TRUST AGREEMENT II; GARY W. ROBERTS IRREVOCABLE TRUST AGREEMENT III v. GROWHEALTHY HOLDINGS, LLC and IANTHUS CAPITAL HOLDINGS, INC., and CRAIG ROBERTS and BEVERLY ROBERTS, as Tenants by the Entireties v. RANDY MASLOW (collectively, the “Roberts Litigation”), as well as reasonable assistance with other material litigations that Consultant was actively involved in or otherwise has significant knowledge of; and

(b)	Representation of the Company on all federal and state cannabis boards that Consultant currently serves on, as aided by other Company employees consistent with past practice.

2. Compensation and Reimbursement. In consideration for the satisfactory performance of the Services, Consultant shall be paid Twenty-Five Thousand Dollars ($25,000.00) per month, which shall be paid on the first (1st) of every month following the Effective Date of this Agreement.    In the event that Company fails or refuses to pay Consultant the required amount, and such failure continues for more than fifteen (15) days after written notice from Consultant, Consultant may by written notice to Company terminate the Agreement with immediate effect.

In addition, Company shall reimburse Consultant for all reasonable expenses Consultant incurs in connection with performing the Services and in accordance with Company’s Travel and Expense policy. To obtain reimbursement for expenses incurred during the execution of Consultant’s work, Consultant shall submit to Company an invoice listing all expenses along with any and all receipts. Company shall provide Consultant with the Travel and Expense policy. Company shall pay to Consultant invoiced undisputed amounts within thirty (30) after the date of invoice.

3. Time Commitment. The parties acknowledge and agree that it is their understanding that in consideration of the monthly fee, Consultant will provide Services as reasonably required but is expected to devote no more than approximately 60 hours per month on average over the Term to such matters. The parties further agree that if Consultant is asked to spend substantially more time in providing the services in the aggregate over the Term, the parties will reasonably discuss a proportionate retroactive increase in the compensation provided to Consultant.

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